UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2006

PLAINS EXPLORATION & PRODUCTION COMPANY

(Exact name of registrant as specified in charter)

Delaware	33-0430755
(State of Incorporation)	(I.R.S. Employer Identification No.)

001-31470

(Commission File No.)

700 Milam, Suite 3100

Houston, Texas 77002

(Address of Principal Executive Offices)

(Zip Code)

Registrant's telephone number, including area code: (713) 579-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

On June 22, 2006, the merger agreement by and among Plains Exploration & Production Company (“PXP” or the “Company”), Plains Acquisition Corporation and Stone Energy Corporation (“Stone”) was terminated by Stone in order for Stone to enter into a Merger Agreement with Energy Partners, Ltd (“EPL”). In connection with the termination of the merger agreement, EPL paid PXP a break-up fee of $43.5 million.

For a description of the terms and conditions of the Merger Agreement, please see the description set forth in PXP’s Form 8-K filed on April 24, 2006, which is incorporated herein by reference.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective June 26, 2006, Doss R. Bourgeois, age 49, was appointed Executive Vice President—Exploration & Production. Mr. Bourgeois was PXP’s Vice President Development from April 2006 to June 2006. He was also PXP’s Vice President Eastern Development Unit from May 2003 to April 2006. Mr. Bourgeois was Vice President from August 1993 to May 2003 at Ocean Energy, Inc.

Effective June 22, 2006, Winston M. Talbert, age 43, was appointed Executive Vice President and Chief Financial Officer. Mr. Talbert joined PXP in May 2003 as Vice President Finance & Investor Relations and in May 2004, Mr. Talbert became Vice President Finance & Treasurer. Prior to joining PXP, Mr. Talbert was Vice President and Treasurer at Ocean Energy, Inc. from August 2001 to May 2003 and Assistant Treasurer from October 1999 to August 2001.

Neither Mr. Bourgeois nor Mr. Talbert has any family relationships with any executive officer or director of PXP and is not involved in any related party transactions. The base salaries of Messrs. Bourgeois and Talbert have been increased to $500,000.

PXP announced today that Thomas M. Gladney, Executive Vice President—Exploration & Production, has resigned from the Company and plans to pursue private exploration and production ventures not in competition with the Company.

Item 7.01 Regulation FD Disclosure

PXP is updating certain aspects of its previous guidance for 2006. The information presented herein under Item 7.01 shall not be deemed “filed” under the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as may be expressly set forth by specific reference in such a filing.

Update of 2006 Guidance

The following guidance contains forward-looking information that is intended to be covered by the safe harbor “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. This guidance is based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and PXP’s future performance are both subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and estimates can or will be met. Any number of factors could cause actual results to differ materially from those discussed below. Please refer to PXP’s filings with the SEC, including its Form 10-K for the year ended December 31, 2005, for a discussion of the risks and uncertainties that may affect actual results. The estimates set forth below are given as of the date hereof only based on information available as of the date hereof. PXP undertakes no obligation to publicly update or revise any forward-looking statements.

The Company is updating certain estimates provided in its Forms 8-K filed on December 6, 2005, March 3, 2006, March 10, 2006 and May 4, 2006. All estimates other than those discussed below remain unchanged from those previously provided.

2006 Production

The Company estimates that sales volumes for the second quarter will be between 61,000 and 62,000 barrels of oil equivalent per day. For the second half of 2006 PXP estimates that sales volumes will range between 63,000 – 68,000 barrels of oil equivalent per day. The Company reaffirms the remainder of its previously issued guidance.

Item 8.01 Other Events

PXP announced today its intention to divest certain non-strategic oil and gas properties located primarily in California and Texas. High commodity prices and an active asset market prompted PXP to initiate the divestiture plan. PXP believes this environment provides a unique opportunity to capture asset value currently unrecognized by the equity markets. The Company intends to realize in excess of approximately $1.0 billion from a combination of the sale proceeds and free cash flow for the remainder of the year. It intends to use such proceeds to ensure financial flexibility by reducing debt and to deliver near-term value to shareholders by repurchasing shares.

The properties included in the divestment plan currently produce approximately 8,000 barrels of oil equivalent per day. Certain properties to be offered include Buena Vista and Mt. Poso Fields in the San Joaquin Valley, Sansinena Field in the Los Angeles Basin and Pakenham Field in West Texas. The sales will be conducted in a combination of negotiated and auction transactions and are expected to close during the fourth quarter of 2006. PXP will retain Lehman Brothers and Randall & Dewey, a division of Jefferies & Company, to assist in the sales process.

Item 9.01 Financial Statements and Exhibits

(c) Exhibit

99.1 Press Release dated June 28, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLAINS EXPLORATION & PRODUCTION COMPANY

Date: June 28, 2006	/s/ Cynthia A Feeback
Cynthia A. Feeback
Vice President, Controller and Chief Accounting Officer

EXHIBIT INDEX

Exhibit 99.1	Press release dated June 28, 2006.